Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Skechers U.S.A., Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

SecurityType	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Equity	Class A Common Stock, $0.001 par value per share	Rules 457(c) and 457(h)	7,500,000 (1)	$52.27 (2)	$392,025,000 (2)	0.00011020	$43,201.16 (2)
Total Offering Amounts					$392,025,000		$43,201.16
Total Fee Offsets							$—
Net Fee Due							$43,201.16

(1)

This registration statement registers the issuance of an additional 7,500,000 shares of Class A common stock, $0.001 par value per share (“Class A Common Stock”), of Skechers U.S.A., Inc. (the “Registrant”) issuable under the 2023 Incentive Award Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Class A Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of Class A Common Stock.

(2)

Estimated solely for purposes of determining the registration fee pursuant to the provisions of Rules 457(c) and 457(h) under the Securities Act by averaging the high and low sales prices of the Registrant’s Class A Common Stock as reported by the New York Stock Exchange on June 15, 2023.